Exhibit 10.5

NON-COMPETE AGREEMENT

Among

Mr. Jean-Baptiste RUDELLE

Mr. Franck LE OUAY

Mr. Romain NICCOLI

And

CRITEO S.A.

Dated August 2, 2013

NON-COMPETE AGREEMENT

AMONG:

•	Mr. Jean-Baptiste Rudelle,

•	Mr. Franck Le Ouay,

•	Mr. Romain Niccoli,

(hereafter individually referred to as a “Founder”

and collectively as the “Founders” acting severally (sans solidarite entre eux))

OF THE FIRST PART,

AND:

•	CRITEO, a French societe anonyme, having its registered office at 32, rue Blanche, 75009 Paris, France, registered with the registry of commerce and companies of Paris under number 484 786 249, represented by Mr. Jean-Baptiste Rudelle, acting in his capacity as president directeur general,

(hereafter referred to as the “Company”)

OF THE SECOND PART,

(the Founders and the Company are hereafter collectively referred to as the “Parties”

and individually as a “Party’)

WHEREAS:

(A)	The Company is currently preparing its initial public offering on the Nasdaq Stock Market in the United States (the “Contemplated IPO”).

(B)	Pursuant to Article 16 of the shareholders’ agreement dated 20 December 2007, as amended on 16 April 2009, 23 April 2010, 27 June 2011 and 14 September 2012, entered into by and between the main shareholders of the Company (the “Shareholders’ Agreement”), the Shareholders’ Agreement shall automatically terminate upon the completion of the Contemplated IPO.

(C)	As an exception, under the Shareholders’ Agreement, the Founders’ non-compete undertaking currently set forth under Article 20 of the Shareholders’ Agreement shall survive the IPO.

(D)	The purpose of this agreement (the “Agreement”) is, for the sake of clarity, to reiterate the terms and conditions of the Founders’ non-compete obligations under the Shareholders’ Agreement in a separate agreement, it being specified that the terms and conditions set forth under this Agreement have been approved by the Board on July 10, 2013.

NOW IT IS HEREBY AGREED AS FOLLOWS:

Article 1 - Definitions

Agreement	has the meaning ascribed to it in paragraph (D) of the preamble.

Board	means the board of directors (conseil d’administration) of the Company.

Contemplated IPO	has the meaning ascribed to it in paragraph (A) of the preamble.

Departure Date	has the meaning ascribed to it in article 2 hereof

Indemnity	has the meaning ascribed to it in article 2 hereof.

Shareholders’ Agreement	has the meaning ascribed to it in paragraph (B) of the preamble.

Subsidiary	any company controlled by the Company within the meaning of article L. 233-3 of the French commercial code.

Article 2 - Non-Compete and Non-Solicitation Undertakings

Each of the Founders undertakes, for a period of one (1) year from the date on which he shall cease to be employed by the Company and any Subsidiary in any capacity (the “Departure Date”), not to:

•	occupy, in the European Union and the United States, Japan, China, South Korea, Brazil and Australia a position as director, manager, employee or consultant in another company providing products or services in competition with the then activities or the then products of the Company or of the Subsidiaries, or

•	hold any shares carrying voting rights in the share capital of any company the activity of which is similar in whole or in part to that of the Company, with the exception of shareholdings in any public company representing at most five per cent (5%) of its share capital held for patrimonial reasons exclusively, provided that, in consideration of said undertakings, the Company shall pay to the relevant Founder, within thirty (30) days of his Departure Date, a lump sum equal to filly per cent (50%) of the total gross compensation received by such Founder from the Company and its Subsidiaries in the twelve (12) full calendar months preceding the Departure Date (subject to deduction of any amount that the relevant Founder may separately receive from the Company or any Subsidiary in remuneration for separate non-compete obligations under any other agreements, including but not limited to his employment agreement, if any) (the “Indemnity”), unless the Company expressly releases said Founder from this undertaking within fifteen (15) days after the Departure Date.

Article 3 - Duration and Termination of this Agreement

3.1 This Agreement will enter into force on the date of execution set forth below and will remain in force from for a period of ten (10) years, from such date.

3.2 In addition, this Agreement will terminate, as to any Founder, one (1) year from his Departure Date, save that this shall not relieve such Founder from any liabilities or obligations arising from the performance of this Agreement up to such date.

Article 4 - Miscellaneous Provisions

4.1 The Parties agree that the provisions contained in the preamble form an integral part of this Agreement.

4.2 Except as otherwise expressly set forth herein, all references to a number of days shall be to calendar days.

4.3 In the event any of the provisions hereof were held to be null or inapplicable, in any form and for any reason, the Parties undertake to consult each other to remedy the cause of such nullity, so that, except where impossible, this Agreement remain in full force without disruption.

4.4 The Parties undertake to communicate, execute and deliver any information and any document, as well as to take any action or decision which may be necessary to the performance of this Agreement.

4.5 This Agreement will benefit to and be binding on the heirs. legatees, assignees, and legal representatives of each of the Parties.

4.6 This Agreement shall be governed as to its validity, interpretation and performance by the laws of the Republic of France.

4.7 Any dispute arising in connection with this Agreement and its exhibits or as a result or consequence thereof not otherwise settled shall be subject to the exclusive jurisdiction of the Paris courts (tribunaux competents du ressort de la cour d’appel de Paris).

Executed in Paris, on August 2, 2013, in four (4) originals copies

/s/ Jean-Baptiste Rudelle Mr. Jean-Baptiste Rudelle	/s/ Franck Le Ouay Mr. Franck Le Ouay

/s/ Romain Niccoli Mr. Romain Niccoli	/s/ Jean-Baptiste Rudelle CRITEO Represented by Jean-Baptiste Rudelle